FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brennan, Chief Executive Officer Arthur L. Herbst, Jr., President & Chief Financial Officer (312) 644-6400

Young Innovations, Inc. Announces Results for the Quarter and Nine-Months Ended September 30, 2009 and Declares Quarterly Dividend

St. Louis, MO., October 21, 2009 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the third quarter and the nine-months ended September 30, 2009.

Sales for the third quarter of 2009 were $24.8 million, a decrease of 0.5% over the $24.9 million reported for the third quarter of 2008. Income from operations for the third quarter increased 8.5% to $5.7 million from $5.2 million in the prior year quarter. Net income for the third quarter increased 10.4% to $3.5 million from $3.1 million in 2008. Diluted earnings per share for the third quarter of 2009 were $0.43, an increase of 10.3% over the $0.39 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 and diluted shares outstanding for the quarter were 8.0 million for the quarter, both unchanged from the third quarter of 2008.

For the nine months ended September 30, 2009, sales were $73.2 million, decreasing 2.7% from the $75.2 million reported in the prior year period. Income from operations increased 7.5% to $16.0 million from $14.9 million in the prior year nine-month period. Net income was $10.0 million, increasing 9.7% from $9.1 million in the prior year. Diluted earnings per share were $1.25 for the nine months ended September 30, 2009, an increase of 12.6% from $1.11 in the same period of 2008. Diluted earnings per share were affected by equity compensation expense of $0.10 and $0.08 for the nine months ended September 30, 2009 and 2008, respectively, while diluted shares outstanding for the nine months ended September 30, 2009 declined 2.6% to 7.9 million.

Total sales for the third quarter remained stable, as increased demand for our consumable products offset continued weakness in our diagnostic product line. Our consumable products, which include preventive, infection control, endodontic, micro-applicator and home care product lines, posted healthy gains for the quarter. Our diagnostic product line continues to be affected by the weak economy and tight credit markets. Third quarter gross and operating margins increased due to improved production efficiencies, favorable product mix, and continued benefits of facility consolidations.

During the quarter, we implemented a new customer management system and dedicated new resources to customer retention. Increased manufacturing productivity, inventory reductions, and software enhancements contributed to improvements in operating efficiency. Our continued focus on new product development resulted in several additions to our infection control and home care product lines.

Overall, we are pleased to have delivered increased profitability in a challenging economic environment. The investments made over the past few years created an organization that continues to develop and strengthen. We are optimistic about our prospects for future growth.

The company also announced that on October 19, 2009 the Board of Directors declared a quarterly dividend of $0.04 per share payable by the Company on December 15, 2009 to all shareholders of record on November 13, 2009.

A conference call has been scheduled for Thursday, October 22, 2009 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/yiq309e or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures, and markets supplies and equipment used by dentists, dental hygienists, dental assistants, and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
September 30, 2009 and December 31, 2008
(in thousands, except per share data)

	(Unaudited)
	September 30	December 31
Assets	2009	2008
Current assets
Cash	$ 495	$ 667
Accounts receivable, net	11,115	10,421
Inventories	15,662	16,486
Other current assets	4,704	4,759
Total current assets	31,976	32,333

Property, plant and equipment, net	33,542	32,905
Goodwill	80,393	80,334
Other intangible assets	11,948	10,602
Other assets	3,014	3,402

Total assets	$ 160,873	$ 159,576

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 11,064	$ 8,840
Total current liabilities	11,064	8,840

Long-term debt	17,628	29,349
Long-term secured borrowing	798	1,281
Deferred income taxes	14,033	13,829
Other noncurrent liabilities	293	-
Total liabilities	43,816	53,299

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,533	25,336
Retained earnings	142,546	133,531
Common stock in treasury, at cost	(49,304)	(52,673)
Accumulated other comprehensive income (loss)	180	(19)
Total stockholders' equity	117,057	106,277

Total liabilities and stockholders' equity	$ 160,873	$ 159,576

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	Change	2009	2008	Change

Net Sales	$ 24,805	$ 24,922	-0.5%	$ 73,206	$ 75,220	-2.7%
Cost of Goods Sold	$ 10,857	11,759	-7.7%	$ 32,264	35,328	-8.7%
Gross Profit	$ 13,948	$ 13,163	6.0%	$ 40,942	$ 39,892	2.6%
% of Net Sales	56.2%	52.8%		55.9%	53.0%

Selling, General and Administrative Expense	$ 8,298	7,955	4.3%	$ 24,899	24,962	-0.3%
% of Net Sales	33.5%	31.9%		34.0%	33.2%

Income from Operations	5,650	5,208	8.5%	16,043	14,930	7.5%
% of Net Sales	22.8%	20.9%		21.9%	19.8%

Interest expense, net	172	324		506	1,069
Other expense (income), net	53	(18)		95	(383)

Income Before Taxes	5,425	4,902	10.7%	15,442	14,244	8.4%

Provision for Income Taxes	1,951	1,754		5,482	5,164

Net Income	$ 3,474	$ 3,148	10.4%	$ 9,960	$ 9,080	9.7%
% of Net Sales	14.0%	12.6%		13.6%	12.1%

Basic Earnings Per Share	$ 0.44	$ 0.40	10.0%	$ 1.27	$ 1.13	12.4%

Basic Weighted Average Shares Outstanding	7,912	7,915		7,866	8,062

Earnings Per Share (Diluted)	$ 0.43	$ 0.39	10.3%	$ 1.25	$ 1.11	12.6%

Diluted Weighted Average Shares Outstanding	8,040	8,013		7,939	8,153